Exhibit 10.66

Agreement No.: GEE21-012

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential

SERVICE AGREEMENT, [***] Vehicle Development

MAIN DOCUMENT

Name of Project: [***] Project

Short description of activities under this Service Agreement: Service Provider will provide development services for the new Polestar vehicle project [***] based on PMA-1 platform and [***] Electrical Architecture as described in Appendix 1.

This Service Agreement is between Ningbo Geely Automobile Research & Development Co., Ltd, Reg. No. 91330201066600025F, a limited liability company incorporated under the laws of People´s Republic of China (“Service Provider”) and Polestar Performance AB, Reg. No. 556653-3096, a limited liability company incorporated under the laws of Sweden, (“Purchaser”).

Each of Service Provider and Purchaser is hereinafter referred to as a “Party” and jointly as the “Parties”.

BACKGROUND

A.

Purchaser has decided to outsource the full development of its Polestar Vehicle (as defined in the General Terms in Appendix 2) to Service Provider or its Affiliates (as defined in Section 4 below). The [***] vehicle will be based on the PMA-1 and [***] architecture as well as certain top-hat carry-over technology with additional Purchaser unique developments and infotainment and connectivity solution as provided by Service Provider and will be a premium battery electric vehicle in the D-SUV segment to be sold globally by Purchaser.

B.

For the pre-study phase, the Parties have entered into one service agreement dated 18 January 2021. The Service Provider shall provide to Purchaser the development and integration Services (as defined in the General Terms in Appendix 2), which are further described in the Service Specification in Appendix 1. The provision of the Services shall be performed in accordance with the terms in this service agreement and its appendices (the “Service Agreement”).

C.

In addition to this Service Agreement, Purchaser, as licensee, has on or around the date hereof obtained licenses to the Licensed IP (as defined in the General Terms in Appendix 2) included in the PMA-1, [***] and certain vehicle top-hat technologies through separate license agreements with Zhejiang Liankong Technologies Co., Ltd. and Zhejiang Zeekr Intelligent Technology Co., Ltd (“License Agreements”). Consequently, the Parties acknowledge and agree that the License Agreements constitute a fundamental basis for this Service Agreement, and this Service Agreement is intended to eliminate any gaps between the Licensed IP and a fully functional Polestar Vehicle by executing the Services in the pursuit of a successful development and commercialization of the Polestar Vehicle.

D.	Furthermore, additional agreements for Change Management (as defined in the General Terms in Appendix 2), tooling, manufacturing etc. will be entered into to cover the full scope of the outsourcing.

Agreement No.: GEE21-012

E.

Purchaser now wishes to enter into this Service Agreement for the purpose of receiving the Services and Service Provider wishes to provide the Services in accordance with the terms set forth in this Service Agreement.

F.	In light of the foregoing, the Parties have agreed to execute this Service Agreement.

AGREEMENT

1.	GENERAL

1.1

This Service Agreement consists of this main document (the “Main Document”) and its appendices. This Main Document sets out the specific terms in respect of the provision of the Services, whereas Appendix 2 sets out certain general terms and conditions applicable to the Parties’ rights, obligations and the performance of the Parties’ activities hereunder (the “General Terms”).

1.2	The Appendices shall be considered an integral part of this Service Agreement and any reference to the Service Agreement shall thus also include the Appendices.

1.3	All capitalized terms used, but not specifically defined in this Main Document, shall have the meaning ascribed to them in the General Terms.

2.	OBJECTIVES AND GENERAL PRINCIPLES

2.1

The Parties acknowledge that the Services are part of a complete vehicle outsourcing project. Service Provider recognizes and acknowledges that the Services are vital and of utmost importance to Purchaser’s business and have a direct impact on the potential success of Purchaser’s business.

2.2	Service Provider acknowledges that the Purchaser’s general requirements for the Polestar Vehicle primarily are:

•	Polestar Vehicle to meet Purchaser’s brands respected premium quality, safety and sustainability standards according to Appendix 1.

•	Polestar Vehicle to meet Purchaser’s Product Attribute Profile according to Appendix 1.

•	Polestar Vehicle to meet all global and regulatory requirements in all relevant markets, i.e. the markets where the Polestar Vehicles will be offered, in accordance with Appendix 1.

•	Material cost target both as specified in this Service Agreement and the License Agreements according to Appendix 1.

•

Seamless integration of the Services with the PMA-1 and [***] architecture licensed by Zhejiang Liankong Technologies Co., Ltd., and the top-hat carry-over technology licensed by Zhejiang Zeekr Intelligent Technology Co., Ltd.

•	Seamless integration of Infotainment and connectivity solution (including OTA) provided, partly relying on Purchaser’s contributions in according to Appendix 1.10 RASIC.

Agreement No.: GEE21-012

3.	SERVICE SPECIFICATION

3.1	The Parties have agreed upon the scope and specification for the Services as specified in the Service Specification set out in Appendix 1.

4.	AFFILIATE

4.1	Affiliate shall for the purpose of this Service Agreement have the following meaning:

Affiliate means

(a)

For Service Provider, any other legal entity that, directly or indirectly, controls, is controlled by or is under common control with Ningbo Geely Automobile Research & Development Co., Ltd., however excluding Purchaser and its Affiliates; and

(b)

For Purchaser, any legal entity that, directly or indirectly, controls, is controlled by or is under common control with Polestar Performance AB, however excluding the Service Provider and its Affiliates,

“control” for this purpose means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity.

5.	INTELLECTUAL PROPERTY RIGHTS

5.1

The Parties agree that the Purchaser shall be the exclusive owner of all Results developed through the performance of the Services in accordance with what is set forth in Section 5.2.1 in the General Terms and shall thus be deemed the Results Owner (as defined in the General Terms in Appendix 2).

6.	SERVICE CHARGES

6.1

In consideration of Service Provider’s timely performance of the Services under this Service Agreement, Purchaser shall pay to Service Provider the service charges as further described below and in the General Terms (the “Service Charges”).

6.2

The Service Charges is a fixed price compensation for the Services to be performed by Service Provider as described in Appendix 1 calculated on a time and material (and other costs) basis applying arm’s length pricing using the cost-plus method, i.e. full cost incurred plus an arm’s length mark- up.

6.3	The Service Charges is a fixed fee of [***] CNY.

6.4

The fixed Service Charge set forth in Section Error! Reference source not found. includes an amount of [***] for DHU development [***] and ADAS development [***] to be performed by subcontractors of the Service Provider. The development fees for DHU and ADAS may be adjusted according to decisions taken in the Polestar Program Governance Meeting and the adjustment will be implemented no later than PA milestone.

Agreement No.: GEE21-012

6.5	The Service Charges shall be paid in the currency of CNY. Payment to be made by Bank transfer.

6.6

If Service Provider, pursuant to the General Terms, appoints its Affiliates and/or subcontractors to perform the Services under this Service Agreement, the costs relating to such work should be considered to be included in the Service Charges and Service Provider shall include the cost in the invoices to Purchaser.

6.7

The Service Charges shall be invoiced to Purchaser upon Purchaser’s approval of the Milestone (the below dates not being considered payment dates but the dates when the Milestones shall be ready for approval) described as follows.

[***]

7.	GOVERNANCE FORUM

7.1

The Parties agree that governance in respect of this Service Agreement shall be handled in accordance with what is set out in the General Terms in Appendix 2. When reference is made to a relevant governance forum, it shall for the purpose of this Service Agreement have the meaning set out below in this Section 0.

7.2

The first level of governance forum for handling the co-operation between the Parties in various matters, handling management, prioritisation of development activities etc. under the Service Agreement shall be the “Steering Committee”, which regarding cooperation between Service Provider and Purchaser is the so called [***] Steering Committee. The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

8.	TEMPLATE FINANCIAL REPORTING

8.1

The Parties agree that no financial reporting or template will be provided by the Service Provider to the Purchaser. The Milestone approval as set forth in this Service Agreement will be the only condition for Purchaser to approve and fulfil the payment.

9.	ORDER OF PRIORITY

9.1

In the event there are any contradictions or inconsistencies between the terms of this Main Document and any of the Appendices hereto, the Parties agree that the following order of priority shall apply if not specifically stated otherwise in such document or the context or circumstances clearly suggest otherwise:

(1)	This Main Document

(2)	Appendix 2, General Terms – Service Agreement

(3)	Appendix 1, Service Specification

10.	NOTICES

10.1

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement shall be sent to the following addresses and shall otherwise be sent in accordance with the terms in the General Terms:

Agreement No.: GEE21-012

(a)	To Service Provider:

Ningbo Geely Automobile Research & Development Co., Ltd

No. 818, Binhai 2nd Rd

Hangzhou Bay New District, Ningbo, P.R.China

Attention: [***]

[***]

With a copy to:

Zhejiang Geely Holding Group Company Limited

1760 Jiangling Road

Binjiang District, Hangzhou City, P.R.China

China 310051

(b)	To Purchaser:

Polestar Performance AB

Attention: [***]

Assar Gabrielssons väg 9

405 31 Göteborg

Sweden

Email: [***]

With a copy to:

Polestar Performance AB

Attention: General Counsel

Assar Gabrielssons väg 9

405 31 Göteborg

Sweden

Email: legal@polestar.com

[SIGNATURE PAGE FOLLOWS]

Agreement No.: GEE21-012

This Service Agreement has been signed in five (5) originals, of which the Service Provider received four (4) originals and the Purchaser received one (1) original.

POLESTAR PERFORMANCE AB		NINGBO GEELY AUTOMOBILE RESEARCH & DEVELOPMENT CO., LTD.

By:	/s/ Thomas Ingenlath	By:	/s/ Guowang Kang
Printed Name: Thomas Ingenlath		Printed Name: Guowang Kang
Title:	CEO Polestar	Title:	CEO and legal representative of GRI, VP of Geely Auto Group

Date:	10/12/2021	Date:	2021.12.28

By:	/s/ Dennis Nobelius	By:
Printed Name: Dennis Nobelius		Printed Name:
Title:	COO	Title:

Date:	10/12/2021	Date:

Agreement No.: GEE21-012

SERVICE AGREEMENT, [***] DEVELOPMENT SERVICES

APPENDIX 1

SERVICE SPECIFICATION

•	GENERAL

•

This Service Specification is a part of the Service Agreement executed between Service Provider and Purchaser. This Service Specification sets out the scope and the specification of the activities that shall be performed under the Service Agreement, the division of responsibilities between Service Provider and Purchaser and the applicable time plan for the performance of the activities.

•	DEFINITIONS

•

Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Main Document. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

The following words shall have the meaning specified below:

•

DPR, Design Pre-Requisites, specifies the wanted design requirements of a function or component towards a Service Provider. It consists of both hard requirements, which are mandatory in the resulting design, and soft requirements, which are good to have. DPR is used for Hardware

•

ESOW, Engineering Statement of Work, is a document defining the technical scope when developing and sourcing new parts. It states the work which the Service Provider will perform and defines what the Service Provider has to deliver within the project scope

•	FSR means Final Status report

•	PC means Program Confirmation

•	PPGM means Polestar Program Governance Meeting as further described in Appendix 1.13.

•	OTA means Over the Air update

•	SWRS, Software Requirements Specification, is used instead of a DPR for software. A SWRS document contains all requirements for a software component.

•	SOP means Start of Production.

•	STWP means Shared Technology Working Principles between Polestar and Geely that the parties have agreed to be jointly developed.

Agreement No.: GEE21-012

•	GENERAL DESCRIPTION

•

Service Provider will develop the complete [***] vehicle from the PC gate to the FSR gate. The [***] is based on the PMA-1 platform and the [***] electrical Architecture and include certain Top-hat carry-over technology which is licenced to the Purchaser under separate agreements. This Service Agreement includes all activities related to development and sourcing the complete vehicle and the full integration of the Licensed IP into the [***] vehicle. The [***] vehicle will have SOP [***] (China), [***] (Europe) and [***] (USA).

•	ASSUMPTIONS/PRE-REQUISITES

•	The pre-requisites for the [***] project are:

•	The [***] project is a Turn Key program

•	Use Geely NPDS process (NPDS documents, guides and instructions shall be available for Purchaser)

•	Adhere to Geely Code of Conduct

•	PMA-1+[***] licensed to Purchaser in accordance to a separate license from Zhejiang Liankong Technologies Ltd. Co.

•	Tophat carry-over licensed to Purchaser in accordance to a separate license from Zhejiang Zeekr Intelligent Technology Co.,Ltd.

•	12V1R ADAS

•	Infotainment and Connectivity solution [***]

•	RWD and AWD [***]

•	[***]

•	SiC inverter all variants and disconnector clutch for AWD

•	5-star CH/EU/US-NCAP rating

•	Comply with System Safety (ISO 26262)

•	For branding—use Geely Standards with agreed specific to [***];

•	Manufacturing plant will be [***];

•	Arm length distance

•	Trust, transparency, and respect as the base for the collaboration

•	Common effort following the agreed RASIC (agreed job split)

•	Lesson Learn from [***] and STWP (share technology working principle to be agreed between the parties) but respecting differences in the Volvo and Polestar organizations and operational model.

•	DESCRIPTION OF THE SERVICE ACTIVITIES

•

The Parties have agreed that the Service Provider is responsible for the development of the complete [***] according to the product definitions, technical specifications and quality targets set forth in this Agreement and further specified in Appendix 1.01-1.15 (a list of Appendixes is included in Section 8).

•	Time plan: The Vehicle Program Plan (“VPP”) with the agreed time plan for the [***] project is enclosed in Appendix 1.01.

•	Development content: The development content is specified in Appendix 1.02-1.07 as set forth below:

Agreement No.: GEE21-012

•

The Product Project World-Wide (“PPWW”) which contain the technical specification of the [***] vehicle, as per [***], is attached in Appendix 1.02. The PPWW is updated throughout the project with changes agreed between the Parties according to the agreed Change management process.

•	The forecasted [***] sales volumes ([***]) per market is specified Appendix 1.03.

•	A high-level description of the [***] Development scope is included in Appendix 1.04.

•

The [***] PMXU list that contain a list of the [***] vehicle content, a specification of the split between top hat and platform content as well as a specification of what content that is unique for Polestar is attached in Appendix 1.06.

•	Global Function List which contains a description of the functionality requirements for the [***] vehicle is attached in Appendix 1.07.

•	Development targets: The development targets are specified in Appendix as set forth below:

•	Appendix 1.05 [***] Attribute Target

•	Appendix 1.08 [***] Quality Target

•	Appendix 1.14 [***] Cost targets

•	Roles and Responsibilities: The Roles & Responsibilities (RASIC) job split for the [***] Project is included in Appendix 1.10.

•

Homologation: The [***] will be launched on the markets listed in the Market Motor Matrix (“MMM”) attached in Appendix 1.09 and the Service Provider will carry-out all activities necessary for Purchaser to launch a legally compliant [***] vehicles (certified and homologated excluding local registration activities in the markets) on these markets. The activities include testing of software and test vehicles. The homologation RASIC is included in project RASIC in Appendix 1.10.

•

Sustainability requirements: The Sustainability requirements are specified in the Appendix 1.11. the requirements are known to both parties, and the parties agree to evaluate and approve the cost and timing consequence during the program.

•	Sourcing: The Service Provider will perform the necessary sourcing activities for the complete [***] vehicle. The sourcing services is further specified in Appendix 1.10.

•

Change Management/Content Change Request (“CCR”): The Content Change Request process (CCR) during the project up to Job1 + 90 days shall be handled by use of Cross Brand Service Requests (CBSR) in accordance with the process described in Appendix 1.12.

•	Branding: The Service Provider shall perform the necessary activities related to the branding of components according to what is set forth in this Section 5.11.

•	Brand Sensitive parts (PMXU-parts)

•	Parts visual for customer at normal use of the vehicle = Polestar branding.

Agreement No.: GEE21-012

•	Parts non-visual for customer at normal use of the vehicle = Polestar

•	Non-brand sensitive parts: (PMXU-parts)

•	Parts visual for customer at normal use of the vehicle = Polestar branding.

•	Non-visual parts unique parts (U-parts) = Polestar/SPACMA,

•	Non-visual Cross-brand parts (PMX-parts) should be marked/branded SPACMA.

•	Geely/Lynk&Co/Zeekr/Lotus etc. branded parts shall not be used in a Polestar Vehicle or on Polestar parts.

•	Aftermarket: The Service Provider shall perform activities in accordance with the Aftermarket RASIC included in project RASIC attached in Appendix 1.10.

•	The Project Governance structure is attached in Appendix 1.13.

•

Reporting Financial Status: Purchaser has certain financial targets for the [***]. At each milestone reporting, the Service Provider will provide input to the financial status of the project including:

➣	Cost for Bill of Material (BOM) on complete vehicle level.

o	Unless the actual cost is over the target, the service provider will share the part cost which is over the target.

o	Additional cost and cost reduction will be present on PPGM on a monthly basis.

o	For the use of aftersales, both parties will discuss how to share the spare parts price before PA Milestone.

➣	Manufacturing Fee incl. Labour and Overhead

➣	Polestar unique in-house tooling and equipment cost for production

➣	Polestar unique vendor tooling cost

➣	Launch Cost

•	TIMING DELIVERABLES

•

The activities started on PC milestone [***] and shall end no later than the latest of the FSR-milestones for [***] vehicle currently targeted [***] (FSR for US). The project shall follow the [***] project time plan as enclosed in Appendix 1.01 (VPP).

•	The Service Provider will deliver to Purchaser in accordance with this time plan following the Purchaser’s requirement as described in NPDS.

•

The Purchaser reserves the right to alter timing as required to meet business and market conditions abiding the change management process. The Service Provider will assess any changes in program timing and provide containment and permanent corrective action plans accordingly, and the changes need to be approved by PPGM.

•	Vehicle Program Plan overrules Service Provider Timing Plan.

•	During the course of the program, aligned between the project teams, Service Provider and Purchaser will communicate, changes affecting the Vehicle Project Plan,

Agreement No.: GEE21-012

“Close Range Plans” and provide or align on deliveries in advance including any deviations which need to be agreed upon.

•	ENGINEERING SPECIFICATIONS & ENGINEERING DELIVERABLES

•

The following documents and or engineering deliveries constitute part of the Results and define the general technical requirements for the affected commodities which will be delivered to the Purchaser in accordance with the NPDS.

Program Management content according to NPDS:

Establish Engineering Program team and contacts

Secure systems in place to allow the generation of the necessary data to support release in Geely systems and transfer to Polestar systems Data format provided for release in Polestar systems same as Geely used format.

Formally communicate all changes proposed to requirements or design to Polestar for review and identification of impact.

Identify and facilitate resolution of system, subsystem, assembly and component interfaces issues including removal & repair.

Geely to lead program engineering and launch process meetings including change management and/or open issues lists

Coordinate needed decision- and review meetings

◾    Communicate program assessment status, including the sign–off and approval of progress throughout the product development process

Review and approve all deliverables (e g attributes and functionality)

Inform and obtain Polestar approval and decision for all changes and implement the approved changes using a robust ‘manage the change’ process – according to RASIC defined in Appendix 1.15.

Provide list of team members with UPL level roles & responsibilities and ensure staffing requirements are met to support engineering program deliverables. This includes support for team meetings as deemed necessary by Polestar.

Provide / Co-ordinate price and investment quotations including cost split ups for all module and engineering changes

Manage the overall program timing by creating a delivery work plan to ensure that all key milestones are met. Deliver necessary information (tool plans, verification plans etc)

Support all Polestar documentation including change management release processes

Communicate all risks to Polestar when discovered, including mitigating actions

Product / program status reviews

All work products delivered to the Purchaser shall be written in English language. A second language may be added but shall not contain any other information than what is provided in the English version. In the event of inconsistency or contradictions between the English and other language text the English tax should prevail.

Submit and store all work products in an agreed electronic format.

Secure that deliveries are in accordance to Geely engineering standards & Polestar requirements.

Polestar requirements shall be provided to Service Provider before signing of this agreement.

Support that IT and communication platforms and processes are in place to support the X-communication of data between Service Provider and Purchaser.

Product Engineering Design content according to NPDS;

Deliver CAD model creation to Purchaser via an alignment path agreed between the Parties.

Agreement No.: GEE21-012

Perform Design Reviews (DR) and establish Engineering State Of Work (ESOW) agreement with Service Provider

Define, Design prerequisites (DPR). Design Prerequisites are developed with the purpose to identify, explain and clarify, requirements and restrictions that shall form the base for development of new and changed systems/subsystems/ delivery units and parts/components, which is part of ESOW V2.7 or ESOW V3.0.

Deliver Technical Regulation (TR)

A Technical Regulation (TR) is a design engineering document that complements the drawing or the annotated geometry model, specifying such requirements on a part(s) that are suitable to be issued separately by means of text, graphical illustrations and tables, which is part of ESOW V2.7 or ESOW V3.0.

Deliver State part name, part number and revision number for current 3D / 3DPMI model.

Throughout the development process following disciplines shall be used which is unique for this project:

•	FMEA

•	Total Cost Management

•	Design for Service

•	Design for Environment/Recyclability/Re-manufacturing/Sustainability

•	Design for Inbound Logistics for components

Deliver DSM/Drawings (DWG), state part name, part number and revision number for current drawing. (n/a if using 3DPMI).

Deliver E-BOM, where the Engineering Bill of Material. List of all components/parts and a system description.

Provide Restriction models; Define surrounding environment restrictions for the part / system using 3D package / envelope model based on agreed TI (Technical Input).

Perceived Quality requirements; Requirements regarding material quality, geometry* & appearance, illumination, surface finish and paint (where applicable and when not included in DPR)

*	Include geometry requirements not presented in the Geometry System description (e.g Final Demands within a part or assembly).

Geometry System Description; A Geometry System Description is a document that describes the reference system and the tolerances, for the part or assembly, in order to fulfil final demands and/or function.

Provide CAE analysis, simulation report in DVR report when needed and on request from Purchaser.

Provide Weight and control report;

Perform Engineering sign-off with approval from Purchaser according to project plan;

Secure Design Verification Plan (DVP) compliance;

Take full responsibility to follow the DSM (Digital Shape Model) from the Catia release. No changes are allowed without approval from Product Design.

Participate in Product Design process. Review and deliver technical feedback on DSM releases.

Engineering (Hardware) content according to NPDS;

Develop and maintain engineering specifications (e g drawings, DSM, Technical Regulations)

Comply with engineering specifications (e g drawings, DSM, Technical Regulations according to) according to GEELY product engineering standards.

All documents and engineering specifications (e g drawings, CAD data) to be ready for release in TCe (Geely Teamcenter Engineering). Polestar are responsible for release in Polestar Teamcenter.

Agreement No.: GEE21-012

Geely is responsible for all non-directed sub-supplier engineering specifications. This includes, but are not limited to, release of drawings and CAD-data. Engineering specifications shall be available at manufacturing site upon request.

Packaging models shall contain restrictions and prerequisites for vehicle manufacturing and logistics, e. g. assembly equipment and tools, and racks. These data are based on agreed TI (Technical Input).

Define GD&T (Geometry Dimensioning & Tolerancing) and create and maintain fit & finish drawings in compliance with the GEELY Mandatory Standards and GEELY agreed Polestar requirements;

Provide and Deliver loads, constraints, material data, trade name of materials and non- geometrical data (NGD; weight, thickness, centre of gravity, moment of inertia) upon request.

Provide corrosion protection strategy and report as defined in document “Corrosion trustmark and proving ground test summary” according to GEELY standards in GRSM platform http://intranet.geely.com/database/regulations/Pages/index.aspx .

Comply with corrosion protection strategy as defined in document “Corrosion trustmark and proving ground test summary” according to Geely standards documented in GRSM platform: http://intranet.geely.com/database/regulations/Pages/index.aspx

Control complexity for Fasteners/Finishes for dealer service applications.

Engineering (Software) delivery content according to NPDS and Appendix 1.15.

•	LIST OF APPENDICES

•	Appendix 1.01 [***] VPP Overview 20211112

•	Appendix 1.02 [***] PPWW Release 21w39 V.6.2

•	Appendix 1.03 [***] Volume Plan

•	Appendix 1.04 [***] Development scope 20210923 V2

•	Appendix 1.05 [***] Attribute Target 20211104 V8

•	Appendix 1.06 [***] PMXU list Commonality Chart Template V6.1-20210929

•	Appendix 1.07 [***] Global Function List_V6_20210818_AD

•	Appendix 1.08 [***] Quality Targets 28 October 2021

•	Appendix 1.09 Market Motor Matrix (“MMM”)

•	Appendix 1.10 [***] RASIC V7 2021-11-12

•	Appendix 1.11 [***] Sustainability Requirements V2 Nov 2021

•	Appendix 1.12 [***] CCR process

•	Appendix 1.13 [***] Governance structure 20210929 V6.1

•	Appendix 1.14 [***] COST target 20211102

•	Appendix 1.15 SW Deliverables 20211104

Agreement No.: GEE21-012

SERVICE AGREEMENT

APPENDIX 2

GENERAL TERMS

(A)	BACKGROUND

This Appendix 2, General Terms – Service Agreement, (the “General Terms”) is an Appendix to the Main Document and is an integrated part of the Service Agreement entered into between the Parties.

(B)	DEFINITIONS

a.

For the purpose of these General Terms, the following terms shall have the meanings assigned to them below. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa. Any capitalized terms used, but not specifically defined below in this Section 2, shall have the meaning ascribed to them in the Main Document.

b.	“Affiliate” is defined in the Main Document.

c.	“Appendix” means an appendix to the Main Document.

d.	“Background IP” means the Intellectual Property Rights either:

(a)	owned by either of the Parties;

(b)	created, developed or invented by directors, managers, employees or consultants of either of the Parties;

(c)	to which the Party has licensed rights instead of ownership and the right to grant a sublicense prior to the execution of this Service Agreement, and any Intellectual Property Rights developed or otherwise acquired independently of this Service Agreement.

e.

“Change Management” means changes requested by the Purchaser to the Service Specification in Appendix 1 such as changes to the feature list, design, functions and timing, regardless whether such changes are to be performed before or after OKtB + 90 of the Polestar Vehicle.

f.

“Confidential Information” means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this Service Agreement, information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, algorithms, formulas, methodologies, know-how, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Service Agreement.

Agreement No.: GEE21-012

g.	“Data Room” means the secure environment personal approved access information sharing platform agreed to be used between the Parties for making available the Results to Purchaser.

h.	“Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party.

i.	“Force Majeure Event” shall have the meaning set out in Section 15.1.

j.

“Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight that would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Service Agreement.

k.

“Intellectual Property Rights” or “IP” means Patents, Non-patented IP, rights in Confidential Information and Know-How to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition.

l.

“Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers.

m.

“Licensed IP” means the PMA-1&[***] architecture technology and top-hat technologies separately licensed through the License Agreements with Zhejiang Liankong Technologies Ltd Co. and Zhejiang Zeekr Intelligent Technology Co.,Ltd (as referred to in the Background section of the Main Document).

n.	“LR” means Launch Readiness milestone.

o.	“Main Document” means the contract document (with the heading “Main Document—Service Agreement”), which is signed by Service Provider and Purchaser, to which these General Terms are an Appendix.

p.

“Milestone” means the dates agreed between the Parties, when the Results, or parts thereof, shall have been delivered to and accepted by Purchaser, and which are, unless otherwise stated in this Service Agreement, set out in the Service Specification.

q.

“Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Service Agreement.

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r.	“Object Code” means the compiled version of the Source Code including parameter files.

s.	“OKtB” means the date when delivery to external customers of the Polestar Vehicle covered by this Service Agreement starts.

t.	“OKtB+90” means the date ninety (90) days after OKtB.

u.	“PA” means Program Approval milestone.

v.	“PC” means Program Confirmation milestone.

w.	“VP1” means Verification Prototype gate 1.

x.

“Patent” means any patent, patent application, or utility model, whether filed before, on or after execution of this Service Agreement, along with any continuation, continuation-in-part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing.

y.	“Polestar Vehicle” means the Polestar branded car with the internal project name [***].

z.	“Receiving Party” means the Party receiving Confidential Information from the Disclosing Party.

aa.

“Results” shall mean any outcome of the Services provided to Purchaser under this Service Agreement (including but not limited to any IP, technology, software, methods, processes, deliverables, objects, products, documentation, modifications, improvements, and/or amendments to be carried out by Service Provider under the Service Specification) and any other outcome or result of the Services to be performed by Service Provider as described in the relevant Service Specification, irrespective of whether the performance of the Services has been completed or not.

bb.	“Results Owner” shall mean the Party which shall be the owner of the Results in accordance with what is set forth in Section 5.2.

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cc.	“Services” shall mean the services to be performed by Service Provider to Purchaser hereunder, including all services under the Appendices attached hereto.

dd.	“Service Agreement” means the Main Document including all of its Appendices and their Schedules as amended from time to time.

ee.	“Service Charges” means the service charges as set forth or referenced to in the Main Document.

ff.

“Service Specification” describes the Services to be provided by Service Provider to Purchaser hereunder including (if applicable) a time plan for the provision of the Services, which is included as Appendix 1 in this Service Agreement.

gg.

“Source Code” means human-readable program statements written by a programmer or developer in a high-level or assembly language that are not directly readable by a computer and that need to be compiled into object code before they can be executed by a computer.

hh.	“Supplier IP” means IP which is owned by suppliers to the Service Provider.

ii.

“Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties.

jj.

“Use”, for the purpose of Section 5.2.2(a) of this Agreement, means to 1) install, integrate, incorporate, implement the Software on the Polestar Vehicle, 2) make, have made and sell Polestar Vehicle and related parts incorporated with the Software, and 3) service and repair Polestar Vehicle and related parts incorporated with the Software.

(C)	PROVISION OF SERVICES

a.	Service Specification.

i.

The Parties have agreed upon the scope and specification of the Services provided under this Service Agreement in the Service Specification, including R&D services and other services as further described in Appendix 1 provided by the Service Provider.

ii.

Although the Service Specification is intended to describe the Services, all such ancillary or incidental services not described but that are inherent subtasks of the Services or, based on common industry practice, usually held to be required for the proper performance and provision of services such as the Services, shall be deemed to be included in the Service Specification without any extra charge in addition to the Service Charge. When any such ancillary or incidental services are identified by a Party, the respective Party shall notify the other Party without undue delay and the Parties shall update the Service Specification accordingly.

iii.

A mutually agreed specification setting forth, on an overall level, the deliverables to be performed by Service Provider in relation to the Polestar Vehicle is set out in the Service Specification. A final specification of the deliverables together with potential costs adjustment (if any) shall, subject to good faith and joint discussions between the Parties, be made at OKtB+90 as a part of the Final Status Report (FSR) where all agreed deliverables will be finally specified. The final specification and any costs adjustment shall be made by way of an amendment agreement governed by the terms and conditions of this Agreement.

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iv.

For the avoidance of doubt, Service Provider shall not under this Service Agreement manufacture the Polestar Vehicle, any components of the Results, or integrate any such components or the Results into Purchaser’s production of vehicles.

b.	Making available the Results.

i.

Service Provider shall make the Results (or if not finalised, any part of the Results that has been finalised) available to Purchaser within the timeframes specified in the Service Specification, but under all circumstances promptly after any part of the Results has been finalised. The Results shall only be made available in a Data Room.

ii.

The Results (or any finalised part thereof) shall be deemed made available by Service Provider to Purchaser if such files have been electronically loaded into and made accessible by Service Provider in the Data Room agreed upon.

iii.

Delivery of any Results (or parts thereof), covered by this Service Agreement, occurs when the delivery at the respective Milestones meets the requirements for that Milestones set out in this Service Agreement, however subject to Section 4.5 below and that Purchaser has accepted such delivery in accordance with what is set out below in this Section 3.2.

iv.

Purchaser shall accept the delivery of the Results, and parts thereof, at the respective Milestones, unless the Results upon delivery at any such Milestone deviates from the requirements set forth in this Service Agreement.

v.

If the Results have been delivered in accordance with this Section 3.2, but Purchaser has not accepted the delivery in time (i.e. at the Milestones or as agreed separately agreed) nor objected to the delivery due to it deviating from what is set out in Section 4.5 below, the delivery shall be deemed accepted by Purchaser.

c.

Service Recipients. In addition to Purchaser, all of Purchaser’s Affiliates shall be entitled to receive and use the Services under this Service Agreement. Nevertheless, Purchaser shall be Service Provider’s sole point of contact and shall be responsible for payment of the Service Charges as set forth in this Service Agreement, irrespectively of whether it is Purchaser or any of Purchaser’s Affiliates that in reality received and used the Services.

d.	Subcontractors.

i.

The Parties acknowledge that Service Provider may use its Affiliates and/or subcontractors to perform the Services under this Service Agreement, provided that Service Provider informs Purchaser thereof.

ii.

Service Provider shall however remain responsible for the performance, and any omission to perform or comply with the provisions of this Service Agreement, by any Affiliate to Service Provider and/or any subcontractor to the same extent as if such performance or omittance was made by Service Provider itself. Service Provider shall also remain Purchaser’s sole point of contact unless otherwise agreed.

e.

Relationship between the Parties. The Parties are acting as independent contractors when performing each Party’s respective obligations under the Service Agreement. Neither Party nor its Affiliates are agents for the other Party or its Affiliates and have no authority to represent them in relation to any matters. Nothing in these General Terms or the Service Agreement shall be construed as to constitute a partnership or joint venture between the Parties.

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(D)	SERVICE REQUIREMENTS

a.	All Services shall be performed in accordance with the requirements set forth in this Service Agreement, including the Service Specification, and otherwise in a professional manner.

b.

When providing the Services, Service Provider shall use professional, appropriate, qualified and skilled personnel, and shall ensure that its personnel have been properly educated and trained for the Services to be performed, including being fully acquainted with Purchaser’s specific requirements. Service Provider shall avoid unnecessary changes in the personnel engaged in performing its undertakings under this Service Agreement. Service Provider shall work according to the same standard of care and professionalism that is done in Service Provider’s other business and development projects, including internal business and development projects, and within the group of companies which Service Provider belongs to. Such standard of care and professionalism, shall however at all times correspond to Industry Standard. For the avoidance of doubt, Service Provider is responsible for all necessary recruiting and hiring costs associated with employing appropriate personnel as well as all necessary training costs. If Service Provider uses its Affiliates and/or subcontractors to perform its responsibilities under this Service Agreement, the same way of working shall apply as if such performance was made by the Service Provider itself.

c.

Service Provider acknowledges that time is of essence and Service Provider agrees to strictly respect and adhere to the deadlines set out in the Service Specification in Appendix 1, such as time limits, milestones and gates. Service Provider shall be deemed to be in delay when the deadlines are not met and is solely caused by Service Provider (including its agents, supplier or subcontractors) unless the Parties have agreed for an extension of the time for meeting such deadlines upon which the new agreed delivery date shall be relevant for determining whether Service Provider is in delay. If Service Provider is in delay, or at any time believes that the deadlines are not, or are unlikely to be met in time, Service Provider shall inform Purchaser of the reasons for and consequences of not meeting the deadlines at the agreed date and shall provide additional resources, to ensure that the requirements for the deadlines are met as soon as possible. Related costs should be borne by the Service provider. If the Milestone OKtB (EU/US/China) is delayed by more than three (3) months due to the Service Provider’s delay, Service Provider shall compensate Purchaser for its direct damages.

d.

Notwithstanding what is set out above in this Section 4, Purchaser shall be responsible for costs relating to delays which are due to Purchaser’s non-fulfilment of any of its obligations under this Service Agreement. Further, any such delays which are due to Purchaser shall give a corresponding extension of time to Service Provider for meeting any affected Milestone. Time plan and cost consequences for Purchaser’s requests for changes are to be handled in accordance with Section 12.2.

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e.

In the event the Services or any part thereof, after having met a Deadline, are faulty or defective, Service Provider shall, if such fault or defect is discovered and/or notified to Service Provider before OKtB+90, more than insignificantly deviate from the requirements set forth in the Service Specification, or if Service Provider otherwise does not meet or ceases to meet the requirements set forth in this Service Agreement (except for minor faults and defects, which do not affect the provision of the Services), Service Provider shall remedy such incompliance, fault or defect as soon as possible. Related costs shall be included in the fixed Service Charges.

f.

In the event Service Provider fails to act in accordance with Section 4.2 and 4.5 above, such failure shall be escalated in accordance with the escalation principles set forth in Section 17.1 and eventually give Purchaser the right to terminate the Service Agreement in accordance with Section 14.4.

g.

Purchaser shall provide Service Provider with instructions as reasonably required for Service Provider to be able to carry out the Services. Service Provider must continuously inform Purchaser of any needs of additional instructions or specifications required to perform the Services.

h.

Service Provider shall ensure that it has sufficient resources to perform its undertakings under this Service Agreement. Further, Service Provider undertakes to ensure that the performance of the Services will not be given lower priority than other similar projects within the group of companies which Service Provider belongs to.

(E)	INTELLECTUAL PROPERTY RIGHTS

a.	Ownership of existing Intellectual Property Rights.

i.

Each Party remains the sole and exclusive owner of its Background IP and any Intellectual Property Rights which are modifications, amendments or derivatives of any Intellectual Property Rights already owned by such Party, unless otherwise agreed under this Service Agreement. Notwithstanding anything to the contrary in the Service Agreement, nothing in these General Terms or otherwise in the Service Agreement shall be construed as to give the other Party any rights, including but not limited to any license rights (express or implied), to any Background IP, except as expressly stated herein.

ii.	Nothing in this Service Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party.

b.	Ownership of Results.

i.

In the event any Results are created as a result of the Services provided by Service Provider (or if applicable, any of its appointed Affiliates or subcontractors) under this Service Agreement, the Parties agree that Purchaser shall be the exclusive owner of such Results, including all modifications, amendments and developments thereof, except to the extent such Results constitute (i) Supplier IP or (ii) software that the Purchaser shall not own as stated in Section 5.2.2.

ii.	In the event any software (including both Source Code and Object Code) is embedded in the Results, the embedded software shall be:

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(a)

owned by Service Provider (and/or its agents, supplier or subcontractors pursuant to relevant agreements between Service Provider and its agents, supplier or subcontractor), if such software is developed with reference to and/or is incorporated with any Background IP of Service Provider (and/or its agents, supplier or subcontractors). The Purchaser is granted a license to Use such software limited to the extent necessary for the Purchaser to make Use of the Results for the Polestar Vehicle. For the avoidance of doubt, Source Code and/or Object Code of such software shall not be provided to the Purchaser under the afore-mentioned license.

(b)

owned by Purchaser, if such software is developed in-house by Service Provider, without any reference to and does not incorporate any Background IP of Service Provider (including its agents, suppliers or subcontractors).

iii.

Notwithstanding anything to the contrary in this Service Agreement, nothing in these General Terms or otherwise in the Service Agreement shall be construed as to give the other Party any rights, including but not limited to any license rights (express or implied), to any Background IP, except as expressly stated herein.

iv.

All Results, including all modifications, amendments and developments thereof and any Intellectual Property Rights developed as a result of the Services provided by Service Provider (or if applicable, any of its appointed Affiliates or subcontractors), except to the extent such Results constitutes Supplier IP or any software described in 5.2.2(a), shall consequently automatically upon creation be transferred from Service Provider to Purchaser. Purchaser shall further have the right to transfer, sublicense, modify and otherwise freely dispose of the Results. Upon Purchaser’s request and at Purchaser’s expense, Service Provider shall (and shall cause its Affiliates to) execute and deliver to Purchaser any and all instruments and other documents, and take such other actions as may be necessary or desirable, to document the aforesaid transfer and assignment of Results to Purchaser and to enable Purchaser to secure, register, prosecute, maintain, enforce or otherwise fully protect its rights, throughout the world, in and to such Results.

v.

For the term of this Service Agreement, Purchaser grants Service Provider a non-exclusive, royalty-free and revocable licence to use the Results and Purchaser’s Background IP only for the purpose of providing the Services pursuant to this Service Agreement and only to the extent necessary for the same.

c.	Supplier IP

i.

The Purchaser acknowledges that certain IP incorporated in the Result is owned by suppliers to the Service Provider. For example, the suppliers, engaged by the Service Provider, have developed certain vehicle parts, components or technology which form part of the Results and pursuant to an agreement between the Service Provider and the suppliers, the Service Provider has a license in the suppliers’ right, but is not automatically allowed to license the technology to any other party without the suppliers’ consent.    The Service Provider shall when sourcing development from the suppliers secure that the Purchaser obtains all the rights necessary in order for the Purchaser to be able to make use of the Results on the Polestar Vehicle.

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d.	Polestar brand name.

i.

For the sake of clarity, it is especially noted that this Service Agreement does not include any right to use the “Polestar” brand name, or Trademarks owned or held by Polestar, or refer to “Polestar” in communications or official documents of whatever kind. The Parties acknowledge that the “Polestar” Trademarks as well as the “Polestar” name is owned by Polestar Holding AB and that the right to use the name and the “Polestar” Trademarks is subject to a license agreement, which stipulates that the name, Trademarks owned or held by Polestar and all thereto related Intellectual Property can only be used by Polestar Performance AB and its Affiliates in relation to Polestar products.

ii.

This means that this Service Agreement does not include any rights to directly or indirectly use the “Polestar” brand name or “Polestar” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

e.	Geely brand name.

i.

Correspondingly, it is especially noted that this Service Agreement does not include any right to use the Geely brand name or Trademarks or refer to Geely in communications or official documents of whatever kind.

ii.

This means that this Service Agreement does not include any rights to directly or indirectly use the Geely brand name or Geely Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

f.	Suspected infringement.

i.	Either Party shall promptly (upon becoming aware) notify the other Party in writing of:

(a)

any conduct of a Third Party that such Party reasonably believes to be, or reasonably believes to be likely to be, an infringement, misappropriation or other violation of any Intellectual Property Rights pertaining to the Results; or

(b)

any allegations made to such Party by a Third Party that any Intellectual Property Rights pertaining to the Results are invalid, subject to cancellation, unenforceable, or are a misappropriation of or infringes any Intellectual Property Rights of a Third Party.

ii.

If Service Provider believes any part of the Results is likely to become the subject of an allegation set forth in 5.6.1(b) during the term of this Service Agreement, Service Provider shall, at its option and expense, either secure a right of continued use or replace or modify the aforementioned Results so that it becomes non-infringing.

g.	Service Charges

i.

In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser agrees to pay to Service Provider the Service Charges as set forth or referenced to in the Main Document.

(F)	PAYMENT TERMS

a.

The Service Charges shall be paid in the currency set forth in the Main Document, in a timely manner and in accordance with the payment terms set forth in this Section 6. The Purchaser’s obligation to pay the Services Charges is subject to the Services Provider’s timely delivery of the agreed Milestones. The Parties understand that any changes proposed by Purchaser from time to time may result in an adjustment of delivery which could have an effect on the payment dates. The delivery date of changes shall be further determined by Parties.

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b.

Purchaser shall bear the VAT and surtaxes, and Service Provider shall bear the Withholding Tax, which are applicable in accordance with local legislation to amounts and payments referred to in this Service Agreement.

c.

Purchaser shall make a reasonable effort in establishing, where applicable and to the fullest extent possible, to the tax authorities of its country of residence that services rendered there by Service Provider do not amount to a Permanent Establishment as defined under Article 5 of the Agreement between the Government of the People’s Republic of China and the Government of the Kingdom of Sweden for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (1986) (hereinafter the “Sweden-China Income Tax Treaty”). Service Provider shall make a reasonable effort to obtain a credit, under either Article 23 of the Sweden-China Income Tax Treaty or the domestic legislation of Service Provider’s country of residence, against income tax in Service Provider’s country of residence on account of the withholding tax, if any, levied on the payments by the tax authorities of Purchaser’s country of residence.

d.

In the event that the withholding tax, if any, levied by the tax authorities of Purchaser’s country of residence is determined, by the tax authorities of Service Provider’s country of residence, to not be so creditable against the income tax of Service Provider, Purchaser shall reimburse Service Provider for the withholding tax, exclusive of any tax applicable thereupon in Purchaser’s country of residence. The reimbursement shall be due upon the presentation by Service Provider of reasonable proof of the denial of the afore-mentioned credit.

e.

Where the withholding tax levied in Purchaser’s country of residence is denied creditability in Service Provider’s country of residence, Purchaser and Service Provider shall decide jointly whether a course of action shall be undertaken in the form of Mutual Agreement Procedure under Article 25 of the Sweden-China Income Tax Treaty or other dispute resolution procedures available between the competent authorities of Sweden and China.

f.	Upon tax authority request, Service Provider should provide the supporting documents to help Purchaser prove the arm’s length nature of the payment.

g.

Any amount of the Service Charges invoiced by Service Provider to Purchaser shall be paid by Purchaser within 45 days after the invoice date. Subject to what has been set forth in Section 4.3, in the event that the Milestone OKtB (EU/US/China) is delayed more than three (3) months, after that Purchaser has submitted this withholding request in accordance with the escalation principles in Section 17.1 to the Steering Committee or the Strategic Board for final decision and if the above fora decide proper amount, Purchaser can withhold the payment of the Service Charges. Purchaser has the right to withhold payment of the Service Charges up to the amount of the compensation amount claimed by Service Provider.

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h.

Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one-month applicable interbank rate, depending on invoice and currency, with an addition of two per cent (2.0%) per annum.

i.	Any paid portion of the Service Charges is non-refundable, with the exception set forth in the Main Document.

(G)	AUDIT

a.

During the term of the Service Agreement, Purchaser shall have the right to, upon reasonable notice in writing to Service Provider, inspect Service Provider’s books and records related to the Services and the premises where the Services are performed, in order to conduct quality controls and otherwise verify the statements rendered under this Service Agreement.

b.

Audits shall be made during regular business hours and be conducted by Purchaser or by an independent auditor appointed by Purchaser. Should Purchaser during any inspection find that Service Provider or the Services does/do not fulfil the requirements set forth herein, Purchaser is entitled to comment on the identified deviations. Service Provider shall, upon notice from Purchaser, take reasonable efforts to take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to the Steering Committee.

(H)	REPRESENTATIONS

a.	Each Party warrants and represents to the other Party that:

(a)	it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable;

(b)	it has full corporate power and authority to execute and deliver this Service Agreement and to perform its obligations hereunder;

(c)	it has all requisite ownership, rights and licenses to perform its obligations under this Service Agreement;

(d)

if at the time of delivery, any of the Results is software: (i) it does not contain any program routine, device, code or instructions (including any code or instructions provided by third parties) or other undisclosed feature, including a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, bug, error, defect or trap door, that is capable of accessing, modifying, deleting, damaging, disabling, deactivating, interfering with, or otherwise harming such software, any hardware, data or other electronically stored information, or computer programs or systems; and (ii) except as otherwise identified to Purchaser in Appendix 1, such software does not contain any open source material (including any libraries or software licensed under the GNU General Public License, the GNU GPL family of licenses (e.g., Affero GPL, LGPL, etc.), the Eclipse License or any other similar “public,” “open source” or “free” software license agreement or arrangement) obligating Purchaser to disclose or make the Source Code or Object Code available to any Third Party;

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(e)

the execution, delivery and performance of this Service Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and

(f)	this Service Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms.

b.

Service Provider warrants and represents that the Results combined with Licensed IP fulfils the requirements set forth in the Service Specification, in particular as regards description, technical design, systems integration, suitability and fitness for the purpose of creating a complete Polestar Vehicle.

(I)	SERVICE WARRANTY

a.	When performing the Services, Service Provider shall provide professional and skilled personnel, properly educated and trained for the Services to be performed at the best of their knowledge.

b.

Service Provider represents and warrants that the deliverables will conform in all respects to the agreed and approved Service Specification, comply with all applicable laws and regulations in relevant markets, i.e. the markets where the Polestar Vehicle will be offered. Purchaser acknowledges that the price of the Services to be performed and other deliverables to be delivered by Service Provider are set in consideration of the foregoing.

(J)	INDEMNIFICATION

a.

Subject to Section 11, Service Provider hereby agrees that the Purchaser, its Affiliates, and its officers, managers, directors, investors, employees, and agents(together, the “ Indemnitees”) shall be indemnified by such Party for any liability, loss, cost, damages or reasonable incurred expenses (including attorneys’ fees) caused by, or originating from, any claim by any Third Party that any

(i) Results, when used alone or when applied, integrated, connected or otherwise combined with the Licensed IP or any part therein according to the service specification provided under this Service Agreement, infringes the Intellectual Property Rights of the Third Party, or

(ii) Licensed IP, when applied, integrated, connected or otherwise combined with the Results or any part therein according to the service specification provided under this Service Agreement, infringes the Intellectual Property Rights of the Third Party (and on the condition that such infringement would not have occurred when the Licensed IP is used without the foregoing application, integration, connection or combination), provided that (a) such claim is supported by a final non-appealable judgment of a competent court or a final verdict of a competent arbitration forum; or (b) in the case of a settlement between the Purchaser and such Third Party, the said settlement has been approved by the Service Provider.

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b.

The aforesaid indemnification in Section 10.1 shall not apply if the infringement is caused by 1) the Purchaser using the Result in a manner not in compliance with the terms and conditions of this Service Agreement, 2) the Results (or any part therein) being modified by Purchaser or any other Third Party on behalf of the Purchaser or 3) the Results (or any part therein) being used by the Purchaser in combination or in connection with any objects, software, parts, components, systems or products that have not been approved by the Service Provider, and provided that such infringement would not have occurred without the foregoing connection or combination by the Purchaser.

c.	The aforesaid indemnifications shall not apply to the extent that a claim under it results from the Purchaser’s negligence or wilful misconduct.

(K)	LIMITATION OF LIABILITY

a.	Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Service Agreement.

b.

Unless otherwise stated in this Service Agreement, each Party’s aggregate liability for any direct damage arising out of or in connection with this Service Agreement shall be limited to forty percent (40%) of the cost for the total Service Charges payable by Purchaser to Service Provider hereunder.

c.	The limitations of liability set forth in this Section 11 shall not apply in respect of:

(a)	claims related to death or bodily injury;

(b)	damage caused by wilful misconduct or gross negligence;

(c)	damage caused by a Party’s breach of the confidentiality undertakings in Section 13 below; or

(d)	damage arising out of an infringement, or alleged infringement, of the other Party’s Intellectual Property Rights.

(L)	GOVERNANCE AND CHANGES

a.	Governance.

i.

The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Service Agreement as well as issues and/or disputes arising under this Service Agreement.

ii.

The governance and co-operation between the Parties in respect of this Service Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon inter alia the prioritisation of development activities or other aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the Steering Committee.

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iii.	If the Steering Committee fails to agree upon a solution of the disagreement the relevant issue should be escalated to the top management level.

iv.

In the event that the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and the procedure set forth in Section 17 shall apply.

b.	Changes before OKtB+90 days

10.1.1

During the term of this Service Agreement, Purchaser can request changes to the Service Specification, which shall be handled in accordance with this Section 12.2 and the governance procedure set forth in Section 12.1 above. Both Parties agree to act in good faith to address and respond to any change request within a reasonable period of time.

(a)	Service Provider has an obligation to handle changes in OKtB deliveries up until OKtB+90 days. Any additional cost or cost saving related to such Change Management shall be assumed by the Purchaser;

(b)	Changes according to this Section 12.2 shall be handled according to the CCR process as further described in Appendix 1.12 of the Service Specification.

10.1.2

The Parties acknowledge that Service Provider will not perform in accordance with such change request until agreed in writing between the Parties. For the avoidance of any doubt, until there is agreement about the requested change, all work shall continue in accordance with the existing Service Specification.

c.	Change Management

10.1.3

After OKtB+90, any changes to the Results in relation to the Polestar Vehicle shall be subject to the Parties entering into a separate Change Management agreement. Thus, this Service Agreement shall not apply in relation to any such Change Management.

(M)	CONFIDENTIAL INFORMATION

a.	The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party.

b.

All Confidential Information shall only be used for the purposes comprised by the fulfilment of this Service Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Service Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 13.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:

(a)	was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

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(b)	was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

(c)	is obtained from a Third Party who is free to divulge the same;

(d)	is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations;

(e)	is reasonably necessary for either Party to utilize its rights and use of its Intellectual Property Rights; or

(f)	is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

c.

The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to Third Parties or publication of the Confidential Information as the Receiving Party uses to protect its own Confidential Information of similar nature. Further, each Party shall ensure that its officers, employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 13.

d.

Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within thirty (30) days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

e.

If any Party violates any of its obligations described in this Section 13, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to 17.1.7 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

f.	This Section 13 shall survive the expiration or termination of this Service Agreement without limitation in time.

(N)	TERM AND TERMINATION

a.

This Service Agreement shall become effective when the Main Document is signed by duly authorised signatories of each Party and shall, unless terminated in accordance with this Section 14 below, remain in force until the Services are completed.

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b.	Either Party shall be entitled to terminate this Service Agreement with immediate effect in the event:

(a)

the other Party commits a material breach of the terms of this Service Agreement, which has not been remedied within thirty (30) days from written notice from the other Party to remedy such breach (if capable of being remedied); or

(b)

if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors.

c.	For avoidance of doubt, Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, shall be considered in material breach for the purpose of this Service Agreement.

d.

Furthermore, Purchaser is entitled to terminate this Service Agreement with immediate effect in case Service Provider acts in breach, which is not insignificant, of what is set forth in Section 4.3 and 4.5 provided that the issue first has been escalated in accordance with Section 17.1.

e.

Purchaser shall in addition be entitled to cancel the Services performed by Service Provider for convenience upon 30 days written notice to Service Provider. In such event, Service Provider shall, upon request from Purchaser, promptly make available in the Data Room (if applicable) any and all parts of the Results which have been finalised on the effective date of the cancellation. Moreover, the “Results” shall for the purposes of this Service Agreement be considered such parts of the Results that Service Provider has finalised on the effective date of the cancellation.

f.

In the event Purchaser cancels the Services in accordance with Section 14.5 above, the Service Charges shall, instead of what is set out in the Main Document, correspond to Service Provider’s costs for the Services performed up, until and including the effective date of the cancellation, including the mark-up otherwise applied to calculate the Service Charges in accordance with the Main Document and any other reasonable proven costs Service Provider has incurred.

(O)	MISCELLANEOUS

a.	Force majeure.

Neither Party shall be liable for any failure or delay in performing its obligations under the Service Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party’s), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or

Agreement No.: GEE21-012

international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors if such default or delay has been caused by one of the foregoing events.

A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Service Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist. For avoidance of doubt, Force Majeure Event will not excuse or delay the performance of Party’s obligation to pay Service Charge previously accrued.

b.

Notices. All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(p)	in case of personal delivery, at the time and on the date of personal delivery;

(q)	if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission;

(r)	if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

(s)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by a Party by email, such Party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. All such notices, demands, requests and other communications shall be addressed to the address, and with the attention, as set forth in the Main Document, or to such other address, number or email address as a Party may designate.

a.	Assignment.

i.	Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Service Agreement without the other Party’s prior written consent.

ii.	Notwithstanding the above, each Party may assign this Service Agreement to an Affiliate without the prior written consent of the other Party.

b.

Waiver. Neither Party shall be deprived of any right under this Service Agreement because of its failure to exercise any right under this Service Agreement or failure to notify the infringing party of a breach in connection with the Service Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

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c.

Severability. In the event any provision of this Service Agreement is wholly or partly invalid, the validity of the Service Agreement as a whole shall not be affected and the remaining provisions of the Service Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Service Agreement, it shall be reasonably amended.

d.

Entire agreement. All arrangements, commitments and undertakings in connection with the subject matter of this Service Agreement (whether written or oral) made before the date of this Service Agreement are superseded by this Service Agreement and its Appendices.

e.	Amendments. Any amendment or addition to this Service Agreement must be made in writing and signed by the Parties to be valid.

f.	Survival.

i.

If this Service Agreement is terminated or expires pursuant to Section 14.1 or 14.2 (if the Purchaser is the Party entitled to terminate this Service Agreement pursuant to said Section) above, Section 5 (Intellectual Property Rights), Section 10 (Indemnifications), Section 13 (Confidentiality), Section 16 (Governing Law), Section 17 (Dispute Resolution) as well as this Section 15.8.1, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration.

ii.

If this Service Agreement is terminated or expires pursuant to Section 14.2 (if the Service Provider is the Party entitled to terminate this Service Agreement pursuant to said Section), Section 14.3 ,Section 14.4 or Section 14.5 above, Section 13 (Confidentiality), Section 16 (Governing Law), Section 17 (Dispute Resolution) as well as this Section 15.8.2, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration.

(T)	GOVERNING LAW

a.	This Service Agreement and all non-contractual obligations in connection with this Service Agreement shall be governed by the substantive laws of the People’s Republic of China.

(U)	DISPUTE RESOLUTION

a.	Escalation principles.

i.

In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

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ii.

The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

iii.

If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice served pursuant to Section 17.1.1 above, such deadlock will be referred to the General Counsels of each Party, which shall use reasonable endeavours to resolve the situation in the same way as indicated above. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the General Counsels of each Party immediately and Section 17.1.2 above shall not apply.

iv.

If the General Counsels of each Party cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Strategic Board for decision. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 17.1.6 below.

v.

All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 13 above.

vi.

Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 17.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

vii.	Arbitration.

viii.	Any dispute, controversy or claim arising out of or in connection with this Service Agreement, or the breach, termination or invalidity thereof, shall:

ix.

if the Party that is providing the Services is incorporated under the laws of the People’s Republic of China, be submitted to China International Economic and Trade Arbitration Committee (“CIETAC”) for arbitration, which shall be held in Shanghai and conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration, whereas the language to be used in the arbitral proceedings shall be English and Chinese; and

x.

if the Party that is providing the Services is incorporated under the laws of Sweden, be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce, whereas the seat of arbitration shall be Gothenburg, Sweden, the language to be used in the arbitral proceedings shall be English, and the arbitral tribunal shall be composed of three arbitrators.

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xi.

Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Service Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

xii.

In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Service Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

xiii.	All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.